Exhibit 4.1.1

DESCRIPTION OF CAPITAL STOCK

The following is a description of some of the material terms and provisions of the capital stock of TESSCO Technologies Incorporated.   The following description is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and Sixth Amended and Restated By-Laws, as amended (our “By-Laws”), copies of which have been filed as exhibits to the Annual Report on Form 10-K to which this “Description of Capital Stock” is an exhibit, and the applicable provisions of the Delaware General Corporation Law (“DGCL”).   While we believe the following description covers the material terms and provisions of our capital stock, it may not include all of the information that is important to you.  We encourage you to read carefully the applicable provisions of the DGCL and our Certificate of Incorporation and By-Laws for a more complete understanding of our capital stock.    As used in this “Description of Capital Stock,” references to the “Company,” “Tessco”, “we,” “our” or “us” refer solely to TESSCO Technologies Incorporated and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

Our authorized capital stock consists of 15,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share.  As of May 29, 2020, 8,641,700 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.    The board of directors of the Company (the “Board”) is authorized without stockholder approval, except as required by the listing standards of the Nasdaq Stock Market LLC, to issue additional shares of our capital stock.

Common Stock

Shares of our common stock:

•	do not have any conversion rights;
•	do not have any sinking fund rights;
•	do not have any redemption rights;
•	are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting; and
•	do not have any preemptive rights to subscribe for any of our securities.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be authorized and declared from time to time by the Board out of legally available funds therefore.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding.  The common stock currently outstanding is fully paid and nonassessable.

Preferred Stock

To the extent permitted by law, the Board has the authority, without further stockholder authorization, to issue from time to time shares of authorized preferred stock in one or more series and to fix the terms, powers (including voting powers), rights and preferences, variations and the restrictions and limitations thereof of each series. Our preferred stock, if issued, may have priority over our common stock with respect to dividends and other distributions, including the distribution of our assets upon our liquidation,  dissolution or winding up.   The rights,

preferences and privileges of the holders of our common stock, including voting rights, are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.  The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Board of Directors

Our Board is not classified.  Our By-Laws provide that the Board shall consist of such number of directors as the Board shall designate by resolution from time to time.  The number of directors may be increased or decreased from time to time by resolution of the Board, provided no decrease shall have the effect of shortening the term of any incumbent director.

Provided a quorum is present, our directors are elected by a plurality of the votes validly cast.  Our Corporate Governance Guidelines and By-Laws provide, however, that an incumbent director who does not receive an affirmative vote of a majority of the votes cast in his or her re-election in an uncontested election shall offer to tender his or her resignation.  Such offer will then be subject to acceptance or rejection by the Board following the recommendation of our Nominating and Governance Committee.

Any director of the Company or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Except as otherwise provided by contract, any vacancy on our Board caused by any such removal may be filled at a meeting or any adjournment of such meeting by the holders of shares of stock of all classes representing a majority of the aggregate number of votes of the shares of stock of all classes then issued, outstanding and entitled to vote for the election of directors.  If such stockholders do not fill such vacancy at such meeting, such vacancy may be filled in any other manner permitted by law.

Any vacancy that shall occur on the Board by reason of death, resignation or otherwise, or if the authorized number of directors shall be increased, the directors then in office shall continue to act, and such vacancies may be filled by a majority of the directors then in office, though less than a quorum, or as otherwise provided by contract.

Consent of Stockholders in Lieu of Meeting

Our By-Laws provide that our stockholders may take action by written consent without a meeting if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such corporate action being taken.

Amendments to our Certificate of Incorporation and By-Laws

Subject to preferences that may be applicable to any outstanding preferred stock,  any amendment of our Certificate of Incorporation must first be approved and declared advisable by the Board, and except in circumstances where not required by law or our Certificate of Incorporation, must thereafter be approved by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon separately as a class, except as described below in the case of any amendments that are inconsistent with certain By-Law provisions and which require a higher vote.

Subject to preferences that may be applicable to any outstanding preferred stock, any provision of our By-Laws may be altered, amended or repealed at any regular or special meeting of the stockholders or of the Board by a  vote of not less than a majority of the aggregate number of the votes entitled to be cast thereon, except as described below in the case of any amendments to adopt provision inconsistent with certain provisions of our By-Laws and which require a higher vote.

Notwithstanding the above, the affirmative vote of not less than seventy-five percent (75%) of the aggregate number of the votes entitled to be cast thereon by the stockholders of the Company (considered for this purpose as a single class) shall be required to amend Sections 2.3 (Number and Term of Office), 2.4 (Election of

Directors), 2.11 (Removal of Directors) and ARTICLE VIII (Amendments) of our By-Laws, or to adopt any amendment to our Certificate of Incorporation inconsistent with such bylaw provisions.

Anti-Takeover Provisions

Advance Notice of Director Nominations and New Business Proposals

Our By-Laws require advance notice of business to be brought before a stockholders’ meeting, and advance notice of stockholder nominations of persons for election as directors.  Generally, notice to our Corporate Secretary must be given no less than 120 days prior to the anniversary of the date of the mailing of the prior year’s proxy statement (or 90 days in the case of a stockholder notice of business to be brought before the meeting but not to be included in the Company’s proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior year’s annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our By-Laws also specify information regarding the business to be brought before the meeting and the stockholder submitting proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given.

Special Meetings

Our By-Laws provide that special meetings of stockholders may only be called by the Chairman of our Board, the President (or, in the absence or disability of the President, by any Vice President) or by our Board, and shall be called by the President at the request in writing of the holders of shares of stock of all classes representing twenty-five percent (25%) of the aggregate number of votes possessed by the shares of stock of all classes then issued, outstanding and entitled to vote at such meeting.

Blank Check

To the extent permitted by law, the Board has the authority, without further stockholder authorization, to issue from time to time shares of authorized preferred stock in one or more series and to fix the terms, powers (including voting powers), rights and preferences, variations and the restrictions and limitations thereof of each series.  Our preferred stock, if issued, may have priority over our common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation.  The rights, preferences and privileges of the holders of our common stock, including voting rights, are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.  The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three (3) years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;
•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.

Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TESS”.

Transfer Agent

EQ Shareowner Services is the transfer agent for the shares of the Company’s common stock, and its address is PO Box 64874,  St Paul, MN 55164-0854.